EXHIBIT 10.8

Summary of Approved 2004 and 2005 Compensation

     On February 23, 2005, per the recommendations of the Compensation Committee, the Board of Directors of Blackboard Inc. (the “Board”) took the following actions:

Base Salary of Named Executive Officers

     The Board approved increases to the annual base salary of the following executive officers, effective as of April 1, 2005:

Name and Position	Annual Base Salary
Michael L. Chasen
Chief executive officer, president	$335,000
Matthew L. Pittinsky
Chairman of the board of directors	$245,000
Peter Q. Repetti
Chief financial officer	$245,000
Matthew H. Small
Senior vice president for legal, general counsel	$195,000

On-Target Bonus

     The Board approved the on-target bonus levels of the executive officers for fiscal 2005 set forth in the table below, the payment of which will be based on company performance measures and individual or team performance measures to be established by the Compensation Committee. The portion of the bonus payment attributable to company performance will vary depending on the officer, and the balance is attributed to individual or team performance. If company performance exceeds target, to the extent that an officer’s bonus is based on company performance, such officer’s bonus amount will be appropriately increased in accordance with the guidelines established by the Compensation Committee. Conversely, if company performance is below target, the portion of each executive’s bonus based on company performance will be decreased accordingly.

On-Target Bonus
Michael L. Chasen	70% of Base Salary
Matthew L. Pittinsky	50% of Base Salary
Peter Q. Repetti	50% of Base Salary
Matthew H. Small	50% of Base Salary

2004 Bonus

     The Board authorized the payment of the following bonus amounts in respect to the year ended December 31, 2004:

2004 Bonus Amount
Michael L. Chasen	$205,000
Matthew L. Pittinsky	$163,750
Peter Q. Repetti	$155,500
Matthew H. Small	$116,875
Todd E. Gibby	$95,000